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                                                                    Exhibit 23.2

                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of F.N.B. Corporation for the registration of 200,000 shares of its common stock and to the incorporation by reference therein of our report dated July 3, 1997 with respect to the consolidated financial statements of F.N.B. Corporation included in its Current Report on Form 8-K dated July 22, 1997 and our report dated February 13, 1998, with respect to the supplemental consolidated financial statements of F.N.B. Corporation included in its Current Report on Form 8-K dated February 13, 1998 filed with the Securities and Exchange Commission.


                                                         /s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
February 13, 1998